Exhibit 10.12

Genco Shipping & Trading Limited

Restricted Stock Grant Agreement

THIS AGREEMENT, made as of March 5, 2010, between GENCO SHIPPING & TRADING LIMITED (the “Company”) and Peter C. Georgiopoulos (the “Participant”).

WHEREAS, the Company has adopted and maintains the Genco Shipping & Trading Limited 2005 Equity Incentive Plan (as amended and restated effective December 21, 2005) (the “Plan”) to provide certain key persons, on whose initiative and efforts the successful conduct of the business of the Company depends, with incentives to: (a) enter into and remain in the service of the Company, (b) acquire a proprietary interest in the success of the Company, (c) maximize their performance and (d) enhance the long-term performance of the Company;

WHEREAS, the Plan provides that the Board of Directors of the Company (the “Board of Directors”) shall administer the Plan and determine the key persons to whom awards shall be granted and the amount and type of such awards; and

WHEREAS, the Board of Directors has determined that the purposes of the Plan would be furthered by granting the Participant an award under the Plan as set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1.             Grant of Restricted Stock.  Pursuant to, and subject to, the terms and conditions set forth herein (including without limitation Section 17 hereof) and in the Plan, the Board of Directors hereby grants to the Participant seventy-five thousand (75,000) restricted shares (the “Restricted Stock”) of common stock of the Company, par value $0.01 per share (“Common Stock”).

2.             Grant Date.  The Grant Date of the Restricted Stock is March 5, 2010.

3.             Incorporation of Plan.  All terms, conditions and restrictions of the Plan are incorporated herein and made part hereof as if stated herein.  If there is any conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of the Plan, as interpreted by the Board of Directors, shall govern.  Except as otherwise provided herein, all capitalized terms used herein shall have the meaning given to such terms in the Plan.

4.             Vesting.

(a)           Subject to Section 4(b) hereof and the further provisions of this Agreement, seven thousand five hundred (7,500) shares of Restricted Stock shall vest on each of the first ten (10) anniversaries of November 15, 2009 (each such date, a “Vesting Date”).

(b)           In the event of the occurrence of a Change in Control, as defined in Section 3.8(a) of the Plan, as in effect on the date of such occurrence, the Restricted Stock shall become vested in full on the date of such Change in Control.

5.             Restrictions on Transferability.  Until a share of Restricted Stock vests, the Participant shall not transfer the Participant’s rights to such share of Restricted Stock or to any rights related thereto.  Any attempt to transfer unvested shares of Restricted Stock or any rights related thereto, whether by transfer, pledge, hypothecation or otherwise and whether voluntary or involuntary, by operation of law or otherwise, shall not vest the transferee with any interest or right in or with respect to such shares of Restricted Stock or such related rights.

6.             Termination of Service.

(a)           In the event that the Participant’s Service with the Company terminates before all the shares of Restricted Stock are vested for any reason (including without limitation the Participant’s death or disability as defined in the Plan) other than (i) removal as a Director for cause (as defined in Article III, Section 4 of the Amended and Restated By-Laws of the Company) or (ii) due to the Participant’s voluntary termination of his Service, all shares of Restricted Stock shall become vested immediately prior to such termination of Service.  For purposes hereof, “Service” means a continuous time period during which the Participant is at least one of the following:  an employee or a director of, or a consultant to, the Company.

(b)           In the event that the Participant’s Service with the Company terminates before all the shares of Restricted Stock are vested (i) due to removal as a Director for cause (as defined in Article III, Section 4 of the Amended and Restated By-laws of the Company) or (ii) due to the Participant’s voluntary termination of his Service, all unvested shares of Restricted Stock, together with any property received in respect of such shares, subject to and as set forth in Section 9 hereof, shall be forfeited as of the date such Service terminates, and the Participant promptly shall return to the Company any certificates evidencing such shares, together with any cash dividends or other property received in respect of such shares.

7.             Issuance of Shares.

(a)           Reasonably promptly after the Grant Date, the Company shall issue and deliver to the Participant stock certificates, registered in the name of the Participant, evidencing the shares of Restricted Stock or shall instruct its transfer agent to issue shares of Restricted Stock which shall be maintained in book entry form on the books of the transfer agent.  The Restricted Stock, if certificated, shall bear the following legend:

“THE SALE, TRANSFER, ASSIGNMENT, PLEDGE, HYPOTHECATION ENCUMBRANCE OR OTHER DISPOSAL OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF THE GENCO SHIPPING & TRADING LIMITED 2005 EQUITY INCENTIVE PLAN AND A RESTRICTED STOCK GRANT AGREEMENT BETWEEN GENCO SHIPPING & TRADING LIMITED AND THE HOLDER OF RECORD OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE.  NO TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IN CONTRAVENTION OF SUCH PLAN AND RESTRICTED STOCK GRANT AGREEMENT SHALL BE VALID OR EFFECTIVE.  COPIES OF SUCH AGREEMENT MAY BE OBTAINED BY WRITTEN REQUEST MADE BY THE HOLDER OF

RECORD OF THE CERTIFICATE TO THE SECRETARY OF GENCO SHIPPING & TRADING LIMITED.”

If the Restricted Stock is in book entry form, it shall be subject to electronic coding or stop order indicating that such shares of Restricted Stock are restricted by the terms of this Agreement and the Plan.  Such legend, electronic coding or stop order shall not be removed until such shares of Restricted Stock vest.

(b)           Reasonably promptly after any such shares of Restricted Stock vest pursuant to Section 4 hereof, (i) in the case of certificated shares, in exchange for the surrender to the Company of the certificates evidencing the Restricted Stock, delivered to the Participant under Section 7(a) hereof, and the certificates evidencing any other securities received in respect of such shares, if any, the Company shall issue and deliver to the Participant (or the Participant’s legal representative, beneficiary or heir) certificates evidencing such shares of Restricted Stock and such other securities, free of the legend provided in Section 7(a) hereof and (ii) in the case of book entry shares, the Company shall cause to be lifted and removed any electronic coding or stop order established pursuant to Section 7(a) hereof.

(c)           The Company may require as a condition of the delivery of stock certificates or the removal of any electronic coding or stop order, pursuant to Section 7(b) hereof, that the Participant remit to the Company an amount sufficient in the opinion of the Company to satisfy any federal, state and other governmental tax withholding requirements related to the vesting of the applicable shares.  The Board of Directors, in its sole discretion, may permit the Participant to satisfy such obligation by delivering shares of Common Stock or by directing the Company to withhold from delivery shares of Common Stock, in either case valued at their Fair Market Value on the Vesting Date with fractional shares being settled in cash.

(d)           The Participant shall not be deemed for any purpose to be, or have rights as, a shareholder of the Company by virtue of the grant of Restricted Stock, except to the extent a stock certificate is issued therefor or an appropriate book entry is made on the books of the transfer agent reflecting the issuance thereof pursuant to Section 7(a) hereof, and then only from the date such certificate is issued or such book entry is made.  Upon the issuance of a stock certificate or the making of an appropriate book entry on the books of the transfer agent, the Participant shall have the rights of a shareholder with respect to the Restricted Stock, including the right to vote the shares, subject to the restrictions on transferability and the forfeiture provisions, as set forth in this Agreement.

8.             Securities Matters.  The Company shall be under no obligation to effect the registration pursuant to the Securities Act of 1933, as amended (the “1933 Act”) of any interests in the Plan or any shares of Common Stock to be issued thereunder or to effect similar compliance under any state laws.  The Company shall not be obligated to cause to be issued any shares, whether by means of stock certificates or appropriate book entries, unless and until the Company is advised by its counsel that the issuance of such shares is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Common Stock are traded.  The Board of Directors may require, as a condition of the issuance of shares of Common Stock pursuant to the terms hereof, that the recipient of such shares make such covenants, agreements and representations, and that any certificates bear such legends and any book entries be subject to such electronic coding, as the Board of Directors, in its sole discretion, deems necessary or desirable.  The Participant specifically understands and agrees that the shares of Common Stock, if and when issued, may be “restricted securities,” as that term is defined in Rule 144 under the 1933 Act and, accordingly, the Participant may be required to hold the shares indefinitely unless they are registered under such Act or an exemption from such registration is available.

9.             Dividends, etc.  Any cash dividends or other property (but not including securities) received by a Participant with respect to a share of Restricted Stock shall be returned to the Company in the event such share of Restricted Stock is forfeited, subject to Section 2.7(e) of the Plan.  Any securities received by a Participant with respect to a share of Restricted Stock as a result of any dividend, recapitalization, merger, consolidation, combination, exchange of shares or otherwise will not vest until such share of Restricted Stock vests and shall be forfeited if such share of Restricted Stock is forfeited, subject to Section 2.7(e) of the Plan.  Unless the Board of Directors otherwise determines, such securities shall bear the legend or be subject to the electronic coding or stop order set forth in Section 7(a) hereof.

10.           Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to any party hereto upon any breach or default of any party under this Agreement, shall impair any such right, power or remedy of such party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party or any provisions or conditions of this Agreement, must be in a writing signed by such party and shall be effective only to the extent specifically set forth in such writing.

11.           Right of Discharge Preserved.  Nothing in this Agreement shall confer upon the Participant the right to continue in the employ or other service of the Company, or affect any right which the Company may have to terminate such employment or service.

12.           Integration.  This Agreement contains the entire understanding of the parties with respect to its subject matter.  There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein.  This Agreement, including, without limitation, the Plan, supersedes all prior agreements and understandings between the parties with respect to its subject matter.

13.           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

14.           Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to the provisions governing conflict of laws.

15.           Obligation to Notify.  If the Participant makes the election permitted under Section 83(b) of the Internal Revenue Code of 1986, as amended (that is, an election to include in gross income in the year of transfer the amounts specified in Section 83(b)), the Participant shall notify the Company of such election within 10 days of filing notice of the election with the Internal Revenue Service and shall within the same 10-day period remit to the Company an amount sufficient in the opinion of the Company to satisfy any federal, state and other governmental tax withholding requirements related to such inclusion in Participant’s income. The Participant should consult with his or her tax advisor to determine the tax consequences of acquiring the Restricted Stock and the advantages and disadvantages of filing the Section 83(b) election.  The Participant acknowledges that it is his sole responsibility, and not the Company’s, to file a timely election under Section 83(b), even if the Participant requests the Company or its representatives to make this filing on his behalf.

16.           Reimbursement for Excise Tax.

(a)           Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined (as hereafter provided) that any payment, benefit or distribution to or for the Participant’s benefit under this Agreement (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto), or any interest or penalties with respect to such excise tax (such tax, together with any such interest and penalties, hereafter collectively referred to as the “Excise Tax”), then the Participant shall be entitled to receive an additional payment or payments (a “Gross-Up Payment”) in an amount such that, after payment by the Participant of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, the Participant retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.  For purposes of determining the amount of the Gross-Up Payment, the Participant shall be deemed to pay federal income taxes at the highest marginal rates of federal income taxation applicable to individuals in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation applicable to individuals as are in effect in the state and locality of the Participant’s residence in the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account any limitations applicable to individuals subject to federal income tax at the highest marginal rates.

(b)           All determinations required to be made under this Section 16, including whether an Excise Tax is payable by the Participant, the amount of such Excise Tax, whether a Gross-Up Payment is required, and the amount of such Gross-Up Payment, shall be made by an independent auditor (the “Firm”) selected by the Participant and the Company.  The Firm shall be a nationally-recognized United States public accounting firm which has not, during the two years preceding the date of its selection, acted in any way for the Company or any affiliate thereof.  Either the Company or the Participant may request that a determination be made.  The Firm shall submit its determination and detailed supporting calculations to the Participant and the Company as promptly as practicable.  If the Firm determines that any Excise Tax is payable by the Participant and that a Gross-Up Payment is required, the Company shall pay the Participant the required Gross-Up Payment within thirty (30) days of receipt of such determination and calculations.  In no event shall the Gross-Up Payment be paid later than December 31 of the year following the year in which the Participant pays the applicable Excise Tax.  If the Firm determines that no Excise Tax is payable by the Participant, it shall, at the same time it makes such determination, furnish the Participant with an opinion that the Participant has substantial authority not to report any Excise Tax on the Participant’s federal income tax return.  Any determination by the Firm as to the amount of the Gross-Up Payment shall be binding upon the Participant and the Company.

(c)           As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) at the time of the initial determination by the Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (an “Underpayment”).  If the Participant thereafter is required to make a payment of any Excise Tax, the Firm shall determine the amount of the Underpayment (if any) that has occurred and submit its determination and detailed supporting calculations to the Participant and the Company as promptly as possible.  Any such Underpayment shall be promptly paid by the Company to the Participant, or for the Participant’s benefit, within thirty (30) days of receipt of such determination and calculations, but in no event later than December 31 of the year following the year in which the Participant pays the applicable Excise Tax.

(d)           In the event that the Internal Revenue Service makes any claim, gives notice of any potential claim or institutes a proceeding against the Participant asserting that any Excise Tax or additional Excise Tax is due in respect of the Payments, the Participant shall promptly give the Company notice of any such claim, potential claim or proceeding.  The Company shall have the right to conduct all discussions, negotiations, defenses, actions and proceedings, to the extent reasonably requested by the Company.  The Participant will not settle any claim or proceeding relating solely to the Excise Tax payable in respect of the Payments without the consent of the Company, which consent shall not be unreasonably withheld.  The Participant shall file, at the Company’s expense, all requests for refunds of the Gross-Up Amount, or any portion thereof, paid to any taxing authority as shall be reasonably requested by the Company and shall pay over to the Company (net of any tax payable thereon) any such refunds, together with any interest thereon, when and as such refunds and interest are received by the Participant.  All fees and expenses for services in connection with the determinations and calculations contemplated by this Section 5(f)(ii), including without limitation the costs of the Participant’s own counsel, shall be borne by the Company and shall be paid not later than December 31 of the year following the year in which any such Internal Revenue Service audit is completed or there is a final and nonappealable settlement or other resolution.

17.           Participant Acknowledgment.  The Participant hereby acknowledges receipt of a copy of the Plan.  The Participant hereby acknowledges that all decisions, determinations and interpretations of the Board of Directors in respect of the Plan, this Agreement and the Restricted Stock shall be final and conclusive.

[Signature page follows.]

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its duly authorized officer, and the Participant has hereunto signed this Agreement on his own behalf, thereby representing that he has carefully read and understands this Agreement and the Plan as of the day and year first written above.

GENCO SHIPPING & TRADING LIMITED

By:	/s/ John C. Wobensmith

Name:	John C. Wobensmith

Title:	Chief Financial Officer

/s/ Peter C. Georgiopoulos
PETER C. GEORGIOPOULOS